Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of August 12, 2013 (“Effective Date”), by and between ShoreTel, Inc., a Delaware corporation (the “Company”), and Donald Joos (the “Executive”).

1.                   POSITION AND DUTIES

Executive will serve as the Company’s President and Chief Executive Officer (“CEO”) and will report to the Company’s Board of Directors (the “Board”), and will be based at the Company’s Headquarters in Sunnyvale, California. Executive will have overall operating responsibility for the day-to-day management of the Company and will render such business and professional services in the performance of his duties, consistent with Executive’s position, as shall reasonably be assigned to him by the Board.

2.                   MEMBERSHIP ON BOARD

As long as Executive serves as CEO, the Company will nominate Executive for election and/or reelection as a member of the Board whenever his term is scheduled to expire. Executive may be removed from the Board in accordance with applicable law and the Company’s Bylaws.  Upon any termination of employment of Executive with the Company, Executive agrees to resign from the Board upon the date of Executive’s termination of employment.

3.                   EXCLUSIVE SERVICE

Executive will devote his full working time and attention to the business of the Company and will not directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Executive will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of his employment. Executive’s service on the boards of directors of other companies will be subject to the same review and approval process that applies to other members of the Board. Executive will not render other services to any for-profit business other than the Company without the prior approval of the Board. It is understood that the Board may deny approval for any reason that it deems in the best interests of the Company including the desire to have Executive not take on additional time commitments.

4.                   AT-WILL EMPLOYMENT

Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without cause and with or without notice.  Executive agrees to resign from all positions that he holds with the Company, including, without limitation, his position as a member of the Board immediately following the termination of his employment, if the Board so requests. Upon the Board’s request, Executive shall execute any and all documents reasonably required to give effect to any such terminations.

5.                   COMPENSATION AND BENEFITS

5.1               Base Salary.  While employed by the Company pursuant to this Agreement, the Company shall pay Executive an annual base salary of $385,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices.  The Base Salary will be reviewed annually by the Compensation Committee of the Board and may be increased (but not reduced; provided that such Base Salary may be reduced to the extent that it is less than the amount that would constitute Good Reason as defined in Section 9.6(b)).  Any changes thereto shall be determined by the Company in its sole and absolute discretion.  Except as specifically set forth in this Section 5.1, the term “Base Salary” as used in this Agreement means the base salary of the Executive immediately preceding the Executive’s Termination Date.

5.2               Incentive Compensation Target Bonus.  Executive will be eligible to receive an annual objective-based incentive bonus (“Target Bonus”) based on criteria established by the Board.  For the 2014 fiscal year of Executive’s employment and subsequent fiscal years, Executive’s Target Bonus will be equal to one hundred percent (100%) of Executive’s then-current Base Salary.  Such Target Bonus may be increased at the discretion of the Board to a maximum of one hundred and fifty percent (150%) of the then current Base Salary based on achievement of performance objectives determined by the Board.  The bonus will be paid as soon as reasonably practicable after the fiscal-year end but no later than the Section 409A short-term deferral period under Treasury Regulation 1.409-1(b)(4).  The fiscal year 2014 Target Bonus shall be prorated by the number of days between the Effective Date and June 30, 2014.  Any earned bonus will be paid regardless of whether Executive is employed at the time the bonus is to be paid.

5.3               Employee Benefits.  Executive shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof.

5.4               Relocation.  Executive shall relocate to the Company’s Headquarters location no later than twelve (12) months from the Effective Date of this agreement.  Until relocation, Executive shall receive a relocation stipend in the amount of $6,000 per month to pay for business travel between Austin, Texas and the Company’s Headquarters and for temporary living expenses.   Executive will receive a one-time reimbursement of an amount not to exceed $150,000 for relocation costs associated with Executive’s move to the Company’s Headquarters, subject to Executive being employed with the Company at such time.

5.5               Vacation.  Executive will be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

5.6               Expenses.  The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with his performance of services on behalf of the Company.

5.7               Annual Physical.  The Company will pay on Executive’s behalf the cost of one annual physical.

6.                   EQUITY GRANTS

In connection with Executive’s promotion to CEO, the Company will recommend to the Board that Executive  be granted options under the Company’s 2007 Equity Incentive Plan (the “Plan”) to purchase 460,000 shares of the Company’s common stock (the “Options”) with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The option will vest conditioned upon Executive’s continued employment with the Company, over four (4) years, with twenty-five percent (25%) of the total number of shares vesting and becoming exercisable one year after the Effective Date, and 1/48 of the total number of shares vesting and becoming exercisable thereafter on each monthly anniversary of the Effective Date.  Notwithstanding the foregoing, in the event of certain separations from service from the Company, the vesting of the Options will be accelerated as set forth in Section 7.

7.                   TERMINATION BENEFITS

7.1               Prior Obligations.  In the event that Executive’s employment terminates for any reason, whether voluntary or involuntary, Executive shall be entitled to the benefits under this Section 7.1:

7.1.1            Accrued Salary and Vacation.  A lump sum payment of all salary and accrued but unused vacation earned through the Termination Date.

7.1.2            Expense Reimbursement.  Upon submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with past practices, in connection with the business of the Company prior to the Executive’s Termination Date.

7.1.3            Employee Benefits.  Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans under which the Executive may be entitled to benefits, subject to and payable pursuant to the terms of such plans.

7.2               Termination in Absence of a Change of Control.  Subject to Section 7.4 and provided that (i) Executive executes a binding Termination Release Agreement in a form specified by the Company substantially as attached as Exhibit A within twenty-one (21) days from his Termination Date as set forth therein and (ii) Executive resigns his position as a member of the Board, in the event of the Executive’s Termination in the Absence of a Change of Control, in addition to the benefits provided under Section 7.1 of this Agreement, Executive shall be entitled to the following benefits:

7.2.1            Executive shall receive an amount equal to eighteen (18) months of Executive’s Base Salary, payable in one lump sum.

7.2.2        The Company will reimburse Executive for monthly premiums paid for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of up to eighteen (18) months after Executive’s Termination Date, provided Executive timely elects COBRA continuation coverage. Such premium reimbursement shall cease on the date that Executive becomes covered under another group health plan. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Executive a lump sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue group health coverage for a period of eighteen (18) months, which payment shall be made regardless of whether Executive elects COBRA continuation coverage.

7.2.3            Executive shall receive an amount equal to Executive’s Target Bonus less any previously paid advances on such bonus for the fiscal year in which the Termination in the Absence of a Change of Control occurs, prorated for the number of days of Executive’s service to the Company for such year, payable in one lump sum. If such termination were to occur in the second (2nd) half of the fiscal year, the first (1st) half incentive plan funded percentage would be used and a performance rating factor of 1.0 in calculating the amount owed would be used.

7.2.4            Executive will receive accelerated vesting of outstanding equity awards (including, for the avoidance of doubt, the Options) as if executive had provided an additional 6 months of service measured from the Termination Date.  Notwithstanding the provisions of this Section 7.2.4, the Board may in its sole discretion provide for additional vesting of the Options or other future equity awards made to Executive upon termination under this Section 7.2.

7.3               Additional Benefits on Termination Upon Change of Control.  Subject to Section 7.4 and provided (i) Executive executes a binding Termination Release Agreement in a form specified by the Company substantially as attached as Exhibit A within twenty-one (21) days from his Termination Date as set forth therein and (ii) Executive resigns his position as a member of the Board, in the event of the Executive’s Termination Upon a Change of Control, in addition to the benefits provided under Section 7.1 of this Agreement (and in place of the benefits provided under Section 7.2 of this Agreement), Executive shall be entitled to the following benefits:

7.3.1            Executive shall receive an amount equal to eighteen (18) months of Executive’s Base Salary, payable in one lump sum.

7.3.2            The Company will reimburse Executive for monthly premiums paid for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of up to eighteen (18) months after Executive’s Termination Date, provided Executive timely elects COBRA continuation coverage.  Such premium reimbursement shall cease on the date that Executive becomes covered under another group health plan.    Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Executive a lump sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue group health coverage for a period of eighteen (18) months, which payment shall be made regardless of whether Executive elects COBRA continuation coverage.

7.3.3            Executive shall receive an amount equal to one hundred and fifty percent (150%) of Executive’s Target Bonus for the year in which the Termination Upon Change of Control occurs, payable in one lump sum.

7.3.4            Executive will receive accelerated vesting of 100% of the unvested portion of all of Executive’s outstanding equity awards (including, for the avoidance of doubt, the Options).

7.3.5            Transition Services for Termination Upon Change of Control.  As a condition to your receipt of the benefits provided pursuant to this Section 7.3, you agree that you will make yourself available to the Company (and any Successor) following your Termination Upon a Change of Control to provide reasonable transition services for a period of time not to exceed three (3) months, provided that such services shall not account for greater than twenty percent (20%) of the level of services you provided in your capacity as an employee prior to your Termination Upon Change of Control.

7.4               Timing of Payments.

7.4.1            In the event that Executive’s employment terminates for any reason, whether voluntarily or involuntarily, all payments made under Section 7.1 of this Agreement shall be made within the time prescribed by applicable law.

7.4.2            In the event of a Termination in Absence of a Change of Control, all payments (other than COBRA premium reimbursements) made under Section 7.2 of this Agreement shall be made within sixty (60) days of the Termination Date, provided that, for any payments where a release is required, such release has been executed and is effective.

7.4.3            In the event of a Termination Upon a Change of Control, all payments (other than COBRA premium reimbursements) made under Section 7.3 of this Agreement shall be made within sixty (60) days of the Termination Date, provided however that if Executive’s Termination Date is prior to the consummation of the Change of Control, all payments (other than COBRA premium reimbursements) made under Section 7.3 of this Agreement (less any payments previously made under Section 7.2 of this Agreement) shall be made within sixty (60) days of the consummation of the Change of Control, provided further that, for any payments where a release is required, such release has been executed and is effective.

8.             FEDERAL EXCISE TAX UNDER SECTION 280G

If (1) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then Executive’s termination benefits hereunder will be payable either in full or in a lesser amount, whichever would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a nationally recognized accounting firm doing business in the U.S. which otherwise does not perform services for the Company (which will be chosen by the mutual agreement of Executive and Company), and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes. If required, the payments and benefits under this Agreement shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (C) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock and other equity-based awards unless Executive elects in writing a different order for cancellation.

9.                   DEFINITIONS

9.1               Capitalized Terms Defined.  Capitalized terms used in this Agreement shall have the meanings set forth in this Section 9, unless the context clearly requires a different meaning.

9.2               “Cause” means:

(a)            material failure to perform Executive’s duties; provided that no termination for Cause under this subsection (a) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct such failure if such breach is curable or correctable;

(b)            engagement in intentional misconduct or dishonesty by Executive in the performance of executive’s duties under this Agreement which is materially detrimental to the Company;

(c)            any material breach of this Agreement or material failure to follow any reasonable written policies of the Company; provided that no termination for Cause under this subsection (c) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct such breach if such breach is curable or correctable;

(d)            Executive’s conviction of (or pleading guilty or nolo contendere to) any felony;

(e)            Executive’s willful refusal to follow reasonable direction from the Board of Directors of the Company; provided that no termination for Cause under this subsection (e) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct such refusal if it is curable or correctable;

(f)            Executive’s exercise of bad faith in the performance of his responsibilities that results in grossly unsatisfactory performance;

(g)            failure or refusal to comply in any material respect with the terms of the Company’s Assignment and Confidentiality Agreement, the Company’s insider trading policy, or any other reasonable policies of the Company; provided that no termination for Cause under this subsection (g) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct his or her behavior if such breach is curable or correctable;

(h)           an act or acts of material fraud or dishonesty undertaken by Executive and intended to result in Executive’s substantial gain or personal enrichment at the expense of the Company;

(i)             a good faith determination by the Company Board of Directors (“Board”) that Executive has failed to cooperate with the Company in any investigation or formal proceeding; or

(j)             failure by Executive to relocate from the Austin, Texas area to the Company’s Headquarters within twelve (12) months of the Effective Date.

9.3             “Change of Control” means:

(a)            any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s outstanding securities;

(b)            the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(c)            the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(d)            a change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the Directors are “Incumbent Directors.”  “Incumbent  Directors shall mean Directors who either (i) are Directors as of the date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

9.4                “Company” or the “Corporation” shall mean ShoreTel, Inc. and any Successor.

9.5               “Equity Award” shall mean any option, restricted stock award, restricted stock unit award, stock appreciation right or other equity award to acquire shares of the Company’s common stock granted or issued to the Executive.

9.6               “Good Reason” means a material negative change in the service relationship by the occurrence of any of the following conditions, without the Executive’s written consent:

(a)            a reduction of Executive’s authority, duties, or responsibilities provided that all reductions occurring over the preceding consecutive twelve (12) month period in the aggregate are material; provided, however, that the following shall not, in and of itself, constitute “Good Reason”:  removal as a general member of the Board, if Executive remains CEO.

(b)            a material reduction in Executive’s Base Salary (which for purposes hereof is deemed to constitute a reduction of ten percent (10%) or more in the Executive’s Base Salary relative to the highest amount in effect since the Effective Date), other than an equivalent percentage reduction in annual base salaries prior to a Change of Control that applies to the majority of named executive officers;

(c)            (i) within one year of the Effective Date, the Company’s requiring the Executive to be based at any office or location more than 50 miles from the Company’s Austin, Texas office; or (ii) on and after the one year anniversary of the Effective Date, the Company’s requiring the Executive to be based at any office or location more than 50 miles from the Company’s Headquarters;

(d)            a failure by the Company to nominate or renominate you to the Board; provided that the failure of stockholders of the Company to elect you to the Board shall not constitute Good Reason;

(e)            a material breach of this Agreement by the Company; provided that no Good Reason under this subsection (e) shall exist unless the Company: (i) has been provided with notice of the breach, and (ii) has had at least 30 days to cure or correct the breach; or

(f)            a requirement that Executive report to anyone other than the Board.

9.7               “Permanent Disability” means “disability” as defined in Section 409A and Treasury Regulations promulgated thereunder:

9.8                “Successor” means the Company as defined above and any successor to or assignee of substantially all of its business and/or assets whether or not as part of a Change of Control.

9.9               “Termination Date” means the effective date of an Executive’s “separation from service” as defined (to the extent applicable) in Section 409A and the Treasury Regulations promulgated thereunder.

9.10            “Termination in Absence of Change of Control” means:

9.10.1            any termination of the Executive’s employment by the Company without Cause other than during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following a Change of Control; or

9.10.2            any resignation by the Executive for Good Reason where (i) such Good Reason occurs other than during the period commencing during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following the Change of Control, and (ii) notice is provided to the Company within ninety (90) days of the existence of Good Reason with a thirty (30) day opportunity to cure.

9.10.3            Notwithstanding the foregoing, the term “Termination in Absence of Change of Control” shall not include any termination of the Executive’s employment (1) by the Company for Cause; (2) by the Company as a result of Executive’s Permanent Disability; (3) as a result of Executive’s death; or (4) as a result of the Executive voluntarily terminating Executive’s employment with the Company for other than Good Reason.

9.11            “Termination Upon Change of Control” means:

9.11.1            any termination of the employment of the Executive by the Company without Cause during the period commencing during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following the consummation of a Change of Control; or

9.11.2            any resignation by the Executive for Good Reason where (i) such Good Reason occurs during the period commencing during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following the Change of Control, and (ii) notice is provided to the Company within ninety (90) days of the existence of Good Reason with a thirty (30) day opportunity to cure.

9.11.3            Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of Executive’s employment (1) by the Company for Cause; (2) by the Company as a result of Executive’s Permanent Disability; (3) as a result of Executive’s death; or (4) as a result of Executive’s voluntary termination of Executive’s employment with the Company other than for Good Reason.

10.                RELEASE OF CLAIMS

Executive’s receipt of payments and benefits under this Agreement is conditioned upon the delivery by Executive of a signed and effective Termination Release Agreement in substantially the form attached hereto as Exhibit A, provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company.

11.                CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS

11.1            No Limitation of Regular Benefit Plans.  Except as provided in Section 11.2 below, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including without limitation the Company’s equity incentive plans.

11.2            Noncumulation of Benefits.  The Executive may not cumulate cash severance payments, acceleration of Equity Award vesting or other termination benefits under both this Agreement, any other written agreement with the Company and/or another plan or policy of the Company, including, for the avoidance of doubt, any Retention Incentive Agreement between the Company and Executive. If the Executive has any other binding written agreement or other binding arrangement with the Company that provide that upon a change of control or termination of employment the Executive shall receive change of control, termination, severance or similar benefits, then Executive hereby expressly waives Executive’s rights to such other benefits and any agreement providing such benefits terminates and is superseded on the Effective Date of this Agreement, including, for the avoidance of doubt, any Retention Incentive Agreement between the Company and Executive.

12.                PROPRIETARY AND CONFIDENTIAL INFORMATION

Executive’s receipt of the payments and benefits described in this Agreement are conditioned upon the Executive’s acknowledgment of Executive’s continuing obligation under, and Executive’s agreement to abide by the terms and conditions of, the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company. Accordingly, during the term of this Agreement and following the Termination Date, Executive agrees to continue to abide by the terms and conditions of the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company.

13.                INDEMNIFICATION

The Company will provide indemnification pursuant to the Company’s standard form of Indemnification Agreement, which is attached hereto as Exhibit B.

14.                NON-SOLICITATION

For a period of one (1) year after the Termination Date, the Executive will not solicit the services or business of any employee or consultant of the Company to discontinue that person’s or entity’s relationship with or to the Company without the written consent of the Company.

15.                ARBITRATION

15.1            Disputes Subject to Arbitration.  Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (2) this arbitration provision shall not preclude the Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

15.2            Site of Arbitration.  The site of the arbitration proceeding shall be in Santa Clara County, California.

16.                NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed return receipt requested as follows:

If to the Company:

960 Stewart Drive
Sunnyvale, CA 94085
 Attn: Legal Department

and, if to the Executive, at the address in the Company’s human resources file for the Executive or such other address specified by the Executive in writing to the Company, with a copy to Scott McCall, Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

17.                MISCELLANEOUS PROVISIONS

17.1            Heirs and Representatives of the Executive; Successors and Assigns of the Company.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

17.2            No Assignment of Rights.  The interest of the Executive in this Agreement or in any distribution to be made under this Agreement may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this Section 17.2 shall be void.

17.3            Amendment; Waiver.  No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

17.4            Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied) and expressly supersedes any existing agreement or understanding providing for any employment, change of control, severance, termination or similar benefits by and between the Executive and the Company.

17.5            Withholding Taxes; 409A.  All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. To the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code (“Section 409A”) and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Any termination of Executive’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

17.6            Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

17.7            Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to where the Executive has his residence or principal office or where he performs his duties hereunder.

17.8            Reimbursement of Legal Fees.  The Company will reimburse Executive for reasonable legal fees incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed $10,000. In the event of litigation between the parties to the Agreement, the prevailing party as determined by the court shall be entitled to reasonable attorneys’ fees.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

/s/ Don Joos

SHORETEL, INC.

By:	/s/ Chuck Kissner

Title:	Chairman of the Board

EXHIBIT A

TERMINATION RELEASE AGREEMENT

In consideration of the severance benefits (the “Severance Benefits”) offered to me by ShoreTel, Inc. (the “Employer”) pursuant to my Employment Agreement with Employer dated ________________, 201__ (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.            On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release.

Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.”

2.            This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under the Executive Employment Agreement or any employee benefit plan within the meaning of ERISA sponsored by the Company.

a.
In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or rights, if any: (a) under applicable workers’ compensation laws; (b) to seek unemployment benefits; (c) to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any applicable state agency; (d) provide truthful testimony if under subpoena to do so, (e) file a claim with any state or federal agency or to participate or cooperate in such a matter, and/or (f) to challenge the validity of this release. Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer or director of Employer or otherwise in connection with my employment with Employer, under applicable law or Employer’s bylaws or other governing instruments or any agreement addressing such subject matter between Employer and me (including any fiduciary insurance policy maintained by Employer under which I am covered) or under any merger or acquisition agreement addressing such subject matter, (b) any obligations owed to me pursuant to the Agreement, (c) my rights of insurance under any liability policy covering Employer’s officers (in addition to the rights under subsection (a) above), or (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant to Employer’s policies for such reimbursements, any outstanding claims for benefits or payments under any benefit plans of Employer or subsidiaries, any accrued but unused vacation, any ongoing agreements evidencing outstanding equity awards granted to me, any obligations owed to me pursuant to the terms of outstanding written agreements between myself and Employer and any claims I may not release as a matter of law, including indemnification claims under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Subsection i below, and the arbitration provision set forth in the Agreement.

b.
I understand and agree that Employer will not provide me with the Severance Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

c.
As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

d.
I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

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e.
I agree to keep the Severance Benefits and the provisions of this Release confidential and not to reveal their contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

f.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

g.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

h.
I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Employer, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Furthermore, the Employer agrees that it will not make any negative or disparaging statement or comments, either as fact or as opinion, about Mr. Joos.  For purposes of this paragraph and the Employer’s covenant not to disparage Mr. Joos, the Employer shall mean employees of the Employer with positions of Vice-President or above.  Nothing in this paragraph shall prohibit either party from providing truthful information in response to a subpoena or other legal process.

i.
Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with the arbitration provision of the Agreement. If for any reason the arbitration procedure set forth in the Agreement is unavailable, I agree to arbitration under the employment arbitration rules of the American Arbitration Association or any successor hereto. The parties further agree that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release. Any applicable arbitration rules or policies shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

j.
I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Severance Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Employer’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release. I understand that the Severance Benefits will become available to me after the Effective Date.

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k.
In executing the Release, I acknowledge that I have not relied upon any statement made by Employer, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Employer.

l.
Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]
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EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee _______________, _____.

Executed this _______ day of _______________, _____.

Signature

Name (Please Print)

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]
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EXHIBIT B

FORM OF INDEMNIFICATION AGREEMENT

INDEMNITY AGREEMENT

This Indemnity Agreement (this “Agreement”), dated as of _____________ is made by and between ShoreTel, Inc., a Delaware corporation (the “Company”), and _____________________, a director, officer or key employee of the Company or one of the Company’s subsidiaries or other service provider who satisfies the definition of Indemnifiable Person set forth below (“Indemnitee”).

RECITALS

A.            The Company is aware that competent and experienced persons are increasingly reluctant to serve as representatives of corporations unless they are protected by comprehensive liability insurance and indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no relationship to the compensation of such representatives;

B.            The members of the Board of Directors of the Company (the “Board”) have concluded that to retain and attract talented and experienced individuals to serve as representatives of the Company and its Subsidiaries and Affiliates and to encourage such individuals to take the business risks necessary for the success of the Company and its Subsidiaries and Affiliates, it is necessary for the Company to contractually indemnify certain of its representatives and the representatives of its Subsidiaries and Affiliates, and to assume for itself maximum liability for Expenses and Other Liabilities in connection with claims against such representatives in connection with their service to the Company and its Subsidiaries and Affiliates;

C.             Section 145 of the Delaware General Corporation Law (“Section 145”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations, partnerships, joint ventures, trusts or other enterprises, and expressly provides that the indemnification provided thereby is not exclusive; and

D.            The Company desires and has requested Indemnitee to serve or continue to serve as a representative of the Company and/or the Subsidiaries or Affiliates of the Company free from undue concern about inappropriate claims for damages arising out of or related to such services to the Company and/or the Subsidiaries or Affiliates of the Company.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              Definitions.

(a) Affiliate. For purposes of this Agreement, “Affiliate” of the Company means any corporation, partnership, limited liability company, joint venture, trust or other enterprise in respect of which Indemnitee is or was or will be serving as a director, officer, trustee, manager, member, partner, employee, agent, attorney, consultant, member of the entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise), fiduciary, or in any other similar capacity at the request, election or direction of the Company, and including, but not limited to, any employee benefit plan of the Company or a Subsidiary or Affiliate of the Company.

(b)        Change in Control.  For purposes of this Agreement, “Change in Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a Subsidiary or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Subsidiary, is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding capital stock, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the outstanding capital stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into capital stock of the surviving entity) at least 80% of the total voting power represented by the capital stock of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

(c)            Expenses.  For purposes of this Agreement, “Expenses” means all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, and other out-of-pocket costs), paid or incurred by Indemnitee in connection with either the investigation, defense or appeal of, or being a witness in a Proceeding (as defined below), or establishing or enforcing a right to indemnification under this Agreement, Section 145 or otherwise; provided, however, that Expenses shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement of a Proceeding.

(d)           Indemnifiable Event.  For purposes of this Agreement, “Indemnifiable Event” means any event or occurrence related to Indemnitee’s service for the Company or any Subsidiary or Affiliate as an Indemnifiable Person (as defined below), or by reason of anything done or not done, or any act or omission, by Indemnitee in any such capacity.

(e)            Indemnifiable Person.  For the purposes of this Agreement, “Indemnifiable Person” means any person who is or was a director, officer, employee, attorney, trustee, manager, member, partner, consultant, member of an entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise) or other agent or fiduciary of the Company or a Subsidiary or Affiliate of the Company.
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(f)             Independent Counsel.  For purposes of this Agreement, “Independent Counsel” means legal counsel that has not performed services for the Company or Indemnitee in the five years preceding the time in question and that would not, under applicable standards of professional conduct, have a conflict of interest in representing either the Company or Indemnitee.

(g)           Other Liabilities.  For purposes of this Agreement, “Other Liabilities” means any and all liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA (or other benefit plan related) excise taxes or penalties, and amounts paid in settlement and all interest, taxes, assessments and other charges paid or payable in connection with or in respect of any such judgments, fines, ERISA (or other benefit plan related) excise taxes or penalties, or amounts paid in settlement).

(h)            Proceeding.  For the purposes of this Agreement, “Proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative, legislative or any other type whatsoever, formal or informal, including any arbitration or other alternative dispute resolution and including any appeal of any of the foregoing.

(i)             Subsidiary.  For purposes of this Agreement, “Subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly by the Company.

2.                    Agreement to Serve.  The Indemnitee agrees to serve and/or continue to serve as an Indemnifiable Person in the capacity or capacities in which Indemnitee currently serves the Company as an Indemnifiable Person, and any additional capacity in which Indemnitee may agree to serve, until such time as Indemnitee’s service in a particular capacity shall end according to the terms of an agreement, the Company’s Certificate of Incorporation or Bylaws, governing law, or otherwise.  Nothing contained in this Agreement is intended to create any right to continued employment or other form of service for the Company or a Subsidiary or Affiliate of the Company by Indemnitee.

3.                   Mandatory Indemnification.

(a)        Agreement to Indemnity.  In the event Indemnitee is a person who was or is a party to or witness in or is threatened to be made a party to or witness in any Proceeding by reason of an Indemnifiable Event, the Company shall indemnify Indemnity from and against any and all Expenses and Other Liabilities incurred by Indemnitee in connection with (including in preparation for) such Proceeding to the fullest extent not prohibited by the provisions of the Company’s Bylaws and the Delaware General Corporation Law (“GCL”), as the same may be amended from time to time (but only to the extent that such amendment permits the Company to provide broader indemnification rights than the Bylaws or the GCL permitted prior to the adoption of such amendment).

(b)            Exception for Amounts Covered by Insurance and Other Sources.  Notwithstanding the foregoing, the Company shall not be obligated to indemnify Indemnitee for Expenses or Other Liabilities of any type whatsoever (including, but not limited to judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) to the extent such have been paid directly to Indemnitee by any directors and officers insurance maintained by the Company or other indemnity arrangements with third parties.
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4.                  Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses or Other Liabilities but not entitled, however, to indemnification for the total amount of such Expenses or Other Liabilities, the Company shall nevertheless indemnify Indemnitee for such total amount except as to the portion thereof to which Indemnitee is not entitled by the provisions of the Company’s Bylaws or the GCL.  In any review or Proceeding to determine the extent of indemnification, the Company shall bear the burden to establish, by clear and convincing evidence, the lack of a successful resolution of a particular claim, issue or matter and which amounts sought in indemnity are allocable to claims, issues or matters which were not successfully resolved.

5.                   Mandatory Advancement of Expenses.  If requested by Indemnitee, the Company shall advance prior to the final disposition of the Proceeding all Expenses reasonably incurred by Indemnitee in connection with (including in preparation for) a Proceeding related to an Indemnifiable Event.  Indemnitee hereby undertakes to repay such amounts advanced if, and only if and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Company’s Bylaws or the GCL.  The advances to be made hereunder shall be paid by the Company to Indemnitee or directly to a third party designated by Indemnitee within ten (10) days following delivery of a written request therefor by Indemnitee to the Company.  Indemnitee’s undertaking to repay any Expenses advanced to Indemnitee hereunder shall be unsecured and shall not be subject to the accrual or payment of any interest thereon.

6.                   Notice and Other Indemnification Procedures.

(a)        Notification.  Promptly after receipt by Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, Indemnitee shall, if Indemnitee believes that indemnification or advancement of Expenses with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.  However, a failure so to notify the Company promptly following Indemnitee’s receipt of such notice shall not relieve the Company from any liability that it may have to Indemnitee except to the extent that the Company is materially prejudiced in its defense of such Proceeding as a result of such failure.

(b)        Insurance and Other Matters.  If, at the time of the receipt of a notice of the commencement of a Proceeding pursuant to Section 6(a) above, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the issuers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all reasonable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such insurance policies.
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(c)        Assumption of Defense.  In the event the Company shall be obligated to advance the Expenses for any Proceeding against Indemnitee, the Company, if deemed appropriate by the Company, shall be entitled to assume the defense of such Proceeding as provided herein.  Following delivery of written notice to Indemnitee of the Company’s election to assume the defense of such Proceeding, the approval by Indemnitee (which approval shall not be unreasonably withheld) of counsel designated by the Company and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees and expenses of counsel subsequently incurred by Indemnitee with respect to the same Proceeding.  If (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have notified the Board in writing that Indemnitee has reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company fails to employ counsel to assume the defense of such Proceeding, the fees and expenses of Indemnitee’s counsel shall be subject to indemnification and/or advancement pursuant to the terms of this Agreement.  Nothing herein shall prevent Indemnitee from employing counsel for any such Proceeding at Indemnitee’s expense.

(d)        Settlement.  The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent.  Neither the Company nor any Subsidiary or Affiliate of the Company shall enter into a settlement of any Proceeding that might result in the imposition of any Expense, Other Liability, penalty, limitation or detriment on Indemnitee, whether indemnifiable under this Agreement or otherwise, without Indemnitee’s written consent.  Neither the Company nor Indemnitee shall unreasonably withhold consent from any settlement of any Proceeding; provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement.

7.                     Determination of Right to Indemnification.

(a)        Success on the Merits or Otherwise.  To the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 3(a) above or in the defense of any claim, issue or matter described therein, the Company shall indemnify Indemnitee against Expenses actually and reasonably incurred in connection therewith.

(b)       Indemnification in Other Situations.  In the event that Section 7(a) is inapplicable, the Company shall also indemnify Indemnitee if he or she has not failed to meet the applicable standard of conduct for indemnification.

(c)        Forum.  Indemnitee shall be entitled to select the forum in which determination of whether or not Indemnitee has met the applicable standard of conduct shall be decided, and such election will be made from among the following:
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(1)      Those members of the Board who are Independent Directors even though less than a quorum;

(2)      By a committee of Independent Directors designated by a majority vote of Independent Directors, even though less than a quorum; or

(3)      Independent Counsel selected by Indemnitee and approved by the Board, which approval may not be unreasonably withheld, which counsel shall make such determination in a written opinion.

If Indemnitee is an officer or a director of the Company at the time that Indemnitee is selecting the forum, then Indemnitee shall not select Independent Counsel as such forum unless there are no Independent Directors or unless the Independent Directors agree to the selection of independent counsel as the forum.

The selected forum shall be referred to herein as the “Reviewing Party”.  Notwithstanding the foregoing, following any Change in Control, the Reviewing Party shall be Independent Counsel selected in the manner provided in (3) above.

(d)            As soon as practicable, and in no event later than thirty (30) days after receipt by the Company of written notice of Indemnitee’s choice of forum pursuant to Section 7(c) above, the Company and Indemnitee shall each submit to the Reviewing Party such information as they believe is appropriate for the Reviewing Party to consider.  The Reviewing Party shall arrive at its decision within a reasonable period of time following the receipt of all such information from the Company and Indemnitee, but in no event later than thirty (30) days following the receipt of all such information, provided that the time by which the Reviewing Party must reach a decision may be extended by mutual agreement of the Company and Indemnitee.  All Expenses associated with the process set forth in this Section 7(d), including but not limited to the Expenses of the Reviewing Party, shall be paid by the Company.

(e)            Delaware Court of Chancery.  Notwithstanding a final determination by any Reviewing Party that Indemnitee is not entitled to indemnification with respect to a specific Proceeding, Indemnitee shall have the right to apply to the Court of Chancery, for the purpose of enforcing Indemnitee’s right to indemnification pursuant to this Agreement.

(f)             Expenses.  The Company shall indemnify Indemnitee against all Expenses incurred by Indemnitee in connection with any hearing or Proceeding under this Section 7 involving Indemnitee and against all Expenses and Other Liabilities incurred by Indemnitee in connection with any other Proceeding between the Company and Indemnitee involving the interpretation or enforcement of the rights of Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims of Indemnitee in any such Proceeding was frivolous or made in bad faith.
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(g)        Determination of “Good Faith”.  For purposes of any determination of whether Indemnitee acted in “good faith”, Indemnitee shall be deemed to have acted in good faith if in taking or failing to take the action in question Indemnitee relied on the records or books of account of the Company or a Subsidiary or Affiliate of the Company, including financial statements, or on information, opinions, reports or statements provided to Indemnitee by the officers or other employees of the Company or a Subsidiary or Affiliate of the Company in the course of their duties, or on the advice of legal counsel for the Company or a Subsidiary or Affiliate of the Company, or on information or records given or reports made to the Company or a Subsidiary or Affiliate of the Company by an independent certified public accountant or by an appraiser or other expert selected by the Company or a Subsidiary or Affiliate of the Company, or by any other person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.  In connection with any determination as to whether Indemnitee is entitled to be indemnified hereunder, or to advancement of expenses, the Reviewing Party or court shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification or advancement of Expenses, as the case may be, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled.  The provisions of this Section 7(g) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.  In addition, the knowledge and/or actions, or failures to act, of any other person serving the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person shall not be imputed to Indemnitee for purposes of determining the right to indemnification hereunder.

8.                   Exceptions.  Any other provision herein to the contrary notwithstanding,

(a)            Claims Initiated by Indemnitee.  The Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (1) with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement, any other statute or law, as permitted under Section 145, or otherwise, (2) where the Board has consented to the initiation of such Proceeding, or (3) with respect to Proceedings brought to discharge Indemnitee’s fiduciary responsibilities, whether under ERISA or otherwise, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

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(b)            16(b) Actions. The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of l934 and amendments thereto or similar provisions of any federal, state or local statutory law; or

(c)             Unlawful Indemnification. The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee for Other Liabilities if such indemnification is prohibited by law.

9.                   Non-exclusivity. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to acts or omissions in his or her official capacity and to acts or omissions in another capacity while serving the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased serving the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and shall inure to the benefit of the heirs, executors and administrators of Indemnitee.

10.                Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

11.                Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) and except as expressly provided herein, no such waiver shall constitute a continuing waiver.

12.                Successors and Assigns.  The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.

13.                Notice.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and a receipt is provided by the party to whom such communication is delivered, (ii) if mailed by certified or registered mail with postage prepaid, return receipt requested, on the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail, (iii) personal service by a process server, or (iv) delivery to the recipient’s address by overnight delivery (e.g., FedEx, UPS or DHL) or other commercial delivery service.  Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice complying with the provisions of this Section 13.  Delivery of communications to the Company with respect to this Agreement shall be sent to the attention of the Company’s General Counsel.

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14.               No Presumptions. For purposes of this Agreement, the termination of any Proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law or otherwise. In addition, neither the failure of the Company or a Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Company, or a Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of Proceedings by Indemnitee to secure a judicial determination by exercising Indemnitee’s rights under 8(e) of this Agreement shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has failed to meet any particular standard of conduct or did not have any particular belief or is not entitled to indemnification under applicable law or otherwise.

15.                Survival of Rights.  The rights conferred on Indemnitee by this Agreement shall continue after Indemnitee has ceased to serve the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and shall inure to the benefit of Indemnitee’s heirs, executors and administrators.

16.                Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

17.                Specific Performance, Etc.  The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law.  Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute Proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

18.                Counterparts.  This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

19.                Headings.  The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.
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20.                Governing Law.  This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely with Delaware.

21.                Consent to Jurisdiction.  The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any Proceeding which arises out of or relates to this Agreement.

[Signature Page Follows]
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IN WITNESS WHEREOF, the parties hereto have entered into this Indemnity Agreement effective as of the date first written above.

COMPANY:		INDEMNITEE:

SHORETEL, INC.

By:

Name

Title:

Address	960 Stewart Dr.	Address:

Sunnyvale, CA 94085

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